UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2025

CYCURION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41214	86-3720717
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1640 Boro Place, Fourth Floor
McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 740-0710

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CYCU	The NASDAQ Stock Market LLC

Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	CYCUW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modifications to the Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the disclosure contained in Item 5.03 below is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 24, 2025, Cycurion, Inc., a Delaware corporation (the “Company”), filed the second amendment (the “Amendment”) to its Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to implement a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock, par value US$0.0001 per share, which will become effective with the commencement of business on October 27, 2025 (the “Reverse Stock Split”). On August 28, 2025, holders of a majority of the Company’s issued and outstanding common stock, including certain holders of preferred stock, which shares vote together with the common stock, approved a reverse stock split proposal at a reverse stock split ratio ranging between and including 3:1 to 75:1 and in the aggregate not more than 250:1, inclusive, by written consent as set forth in the Company’s definitive Information Statement filed with the U.S. Securities and Exchange Commission on September 9, 2025. The reverse stock split proposal became effective on September 29, 2025.

The Reverse Stock Split will take effect, and the Company’s shares of common stock will begin trading on a split-adjusted basis on The Nasdaq Global Market, as of the opening of trading on October 27, 2025, under the existing trading symbol “CYCU”. The CUSIP number of 95758L305 will be assigned to the Company’s shares of common stock when the Reverse Stock Split becomes effective.

When the Reverse Stock Split becomes effective, every thirty of the Company’s issued shares of common stock will be combined into one issued share of common stock, without any change to the par value per share and without any change in the total number of authorized common shares. The number of outstanding shares of common stock will be reduced from approximately 86,533,435 shares to approximately 2,884,447 shares.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fraction of a share of common stock of the Company will receive a cash payment (without interest and subject to withholding taxes, as applicable) in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s shares on The Nasdaq Global Market on the trading day immediately preceding the effective date of the Reverse Stock Split.

Stockholders holding share certificates will receive information from Equiniti Trust Company, LLC, the Company’s transfer agent, regarding the process for exchanging their shares of common stock. Stockholders who hold their shares in brokerage accounts or in “street name” will not be required to take any action to effect the exchange of their shares.

Proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all of the Company’s outstanding warrants, the exercise price and number of shares issuable upon the exercise of the options outstanding under the Company’s equity incentive plans, and the number of shares subject to restricted stock awards under the Company’s equity incentive plans.

The foregoing description of the Reverse Stock Split does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 3.1 hereto and are incorporated into this report by reference.

Item 7.01 Regulation FD.

On October 23, 2025, the Company issued a press release announcing that the Reverse Stock Split will take effect, and the Company’s shares of common stock will begin trading on a split-adjusted basis on The Nasdaq Global Market, as of the opening of trading on October 27, 2025. A copy of the press release is attached hereto as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference. For more information on the Reverse Stock Split, please see Item 5.03 above.

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
3.1	Second Amendment to Second Amended and Restated Certificate of Incorporation of Cycurion, Inc.
99.1	Press Release dated October 23, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYCURION, INC.

Date: October 24, 2025	By:	/s/ L. Kevin Kelly
	Name: Title:	L. Kevin Kelly Chief Executive Officer